Exhibit 8.2

100 LIGHT STREET BALTIMORE, MARYLAND 21202 PHONE: 410-685-1120 FAX: 410-547-0699

www.bakerdonelson.com

August 23, 2019

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

Re:	Agreement and Plan of Merger, dated as of July 23, 2019, by and among Wesbanco, Inc., Wesbanco Bank, Inc., Old Line Bancshares, Inc., and Old Line Bank

Ladies and Gentlemen:

We have acted as counsel to Old Line Bancshares, Inc., a Maryland corporation (“Old Line Bancshares”), in connection with (i) the proposed merger (the “Merger”) of Old Line Bancshares with and into Wesbanco, Inc., a West Virginia corporation (“Wesbanco”), with Wesbanco as the surviving corporation, and (ii) the proposed merger (the “Bank Merger”) of Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and a wholly-owned subsidiary of Old Line Bancshares (“Old Line Bank”) with and into Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Wesbanco (“Wesbanco Bank”), with Wesbanco Bank as the surviving corporation. The Merger and the Bank Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of July 23, 2019, by and among Wesbanco, Wesbanco Bank, Old Line Bancshares, and Old Line Bank (the “Merger Agreement”). All capitalized terms used in this opinion letter and not otherwise defined in this opinion letter shall have the meanings assigned to those terms in the Merger Agreement.

This opinion is being furnished pursuant to Section 8.02(c) of the Merger Agreement. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

Old Line Bancshares, Inc.

August 23, 2019

In rendering the opinions set forth below, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 to be filed on or about the date hereof by Wesbanco with the Securities and Exchange Commission (the “SEC”), which contains the joint proxy statement/prospectus in respect of the Merger (the “Registration Statement”); (iii) certain factual representations and certifications made by Old Line Bancshares and Wesbanco, including in the Merger Agreement; and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (collectively, the “Documents”).

Assumptions and Representations

In connection with rendering this opinion letter, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we have no knowledge of any material facts or circumstances contrary to or inconsistent therewith) that:

1.    All information contained in each of the Documents is accurate and completely describes all material facts relevant to our opinions. With respect to such Documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the Documents, the authenticity of the Documents submitted to us as originals and the conformity with originals of all Documents submitted to us as certified, photostatic, or facsimile copies or portable document file (“pdf”) or other electronic image format copies (and the authenticity of the originals of such copies), and that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered. We have further assumed that there has been due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.    All corporate actions required by the West Virginia Business Corporation Act, the Maryland General Corporation Law, and the Board of Governors of the Federal Reserve System necessary to effect the Merger and the Bank Merger will have been taken, articles of merger in form and substance required by the West Virginia Business Corporation Act and the Maryland General Corporation Law will have been filed with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation pursuant, respectively, all required filings with respect to the Merger and the Bank Merger will have been made with the Board of Governors of the Federal Reserve System, and the Merger and the Bank Merger will have

Old Line Bancshares, Inc.

August 23, 2019

become effective under the West Virginia Business Corporation Act, the Maryland General Corporation Law, and the Rules and Regulations of the Board of Governors of the Federal Reserve System.

3.    The Merger and the Bank Merger will be consummated in accordance with the Merger Agreement and applicable West Virginia, Maryland, and federal law, and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

Opinion - Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Merger and the Bank Merger each will qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In addition, we hereby confirm that, subject to the assumptions and qualifications set forth herein and in the Registration Statement, the discussion set forth in the section of the Registration Statement entitled “THE MERGER - Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion as to the U.S. federal income tax consequences of those matters set forth therein as to which we are described as rendering an opinion.

In addition to the assumptions set forth above, the opinions set forth herein are subject to the exceptions, limitations, and qualifications set forth below:

1.    This opinion letter represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Old Line Bancshares has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

Old Line Bancshares, Inc.

August 23, 2019

2.    This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.    Our opinions set forth herein are based upon the description of the contemplated transaction as set forth in the Merger Agreement and the Registration Statement (these descriptions are collectively referred to herein as the “Transaction Description”). If the actual facts relating to any aspect of the contemplated transaction differ from the Transaction Description in any material respect, then our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Transaction Description or to any transaction whatsoever, including the Merger, if all the transactions described in the Transaction Description are not consummated in accordance with the terms of the Transaction Description and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements, and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

4.    In basing matters set forth herein on our knowledge, the word “knowledge” (and any variations thereof) signify that in the course of our representation as counsel to Old Line Bancshares, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the Documents and information on which we have relied are not accurate and complete. The word “knowledge” and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for Old Line Bancshares insofar as such knowledge pertains to the area(s) of their involvement. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

We hereby consent to being named in the sections of the Registration Statement entitled “THE MERGER - Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS,” and to the filing of a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the SEC thereunder.

Sincerely,

BAKER, DONELSON,
BEARMAN, CALDWELL
& BERKOWITZ, a professional corporation

By:	/s/ Robert L. Ash
Robert L. Ash
Authorized Representative